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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 7, 2001, except for certain information in Note 9 as to which the date is February 20, 2001, relating to the financial statements, which appears in Philadelphia Consolidated Holding Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 7, 2001, except for certain information in Note 9 as to which the date is February 20, 2001, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
    ----------------------------
PricewaterhouseCoopers LLP
Philadelphia, PA
November 1, 2001